For Information Contact: Maureen Crystal Tel: (703) 707-6777 E-mail: mcrystal@nciinc.com

NCI, Inc. Reports Second Quarter Financial Results

·	Revenue for 2Q up 17% to $127 million

·	Organic growth of 13% for Q2 2010

·	Second quarter EPS growth of 4% to $0.39

·	Trailing twelve month book-to-bill of 1.6 times

·	DSO reduced to 64 days – a 10 day improvement

RESTON, VA -- BUSINESS WIRE – August 4, 2010 -- NCI, Inc. (NASDAQ:NCIT), a leading provider of information technology (IT), engineering, logistics, and professional services and solutions to U.S. Federal Government agencies, announced today results for the second quarter 2010. The table below is a summary of our financial results:

	2Q: 2010	6M: 2010

Revenues	$126.6 million	$241.6 million

Operating income	$9.1 million	$17.9 million

Operating margin	7.2%	7.4%

Net income	$5.4 million	$10.9 million

Diluted EPS	$0.39	$0.78

Reported Results

For the second quarter of 2010, NCI reported revenues of $126.6 million compared to $108.5 million for the second quarter of 2009, with an organic revenue growth rate of approximately 13%. We define our organic growth rate as the increase in revenue, from period to period, excluding the effect of acquisitions. Operating income for the second quarter of 2010 was $9.1 million, compared to $8.7 million for the second quarter of 2009. Operating margin of 7.2% for the second quarter of 2010 compared with an operating margin of 8.0% for the same period in 2009. Net income for the second quarter was $5.4 million compared to $5.1 million for the same period in 2009. Diluted earnings per share for the second quarter were $0.39 per share, compared to $0.37 per share for the comparable period in 2009. The effective tax rate for the second quarter of 2010 was 39.5% compared to 39.8% for the comparable period in 2009. Diluted shares outstanding for the second quarter of 2010 were 13.9 million shares compared to 13.8 million shares for the second quarter of 2009.

For the first six months of 2010, NCI reported revenue of $241.6 million, compared to $213.5 million for the first six months of 2009. This represents a growth rate of 13% and an organic growth rate of 10%. Operating income for the first six months of 2010 was $17.9 million, or an operating margin of 7.4%, compared to $16.6 million, or an operating margin of 7.8%, for the first six months of 2009. Net income for the first six months of 2010 was $10.9 million, compared to $9.8 million for the same period in 2009. Diluted earnings per share for the first six months of 2009 were $0.78 per share, compared to $0.71 per share for the comparable period in 2009. Diluted shares outstanding were approximately 13.9 million shares for the first half of 2010 and approximately 13.7 million for the first half of 2009.

CEO Comments

Charles K. Narang, NCI’s Chairman and CEO, said, “I am pleased to report solid results for the quarter. On a year-over-year basis, we continue to see solid progress of our top-line with reported revenue growth of approximately 17% for the second quarter of 2010. Organic growth for the quarter was 13%. Though there are challenges in our marketplace, we believe that NCI is uniquely positioned to continue supporting our customers’ critical missions.”

Business Discussion

NCI’s President, Terry Glasgow, stated, “We are very pleased to report that we have been awarded the Rapid Response Program 3rd Generation Contract from the U.S. Army Communications-Electronics Command. This contract will provide support to DoD, and other Federal Agencies across a very broad range of engineering, program management and C4ISR services. This multiple award IDIQ contract is for a five year period of performance and has a ceiling price of $16.4 billion. We are excited with the possibilities that this new contract provides for NCI as we position for growth in 2011 and beyond.”

Key Metrics

NCI reported total backlog at the end of the second quarter of $1,424 million, of which $230 million was funded backlog. This compares to total backlog of $1,120 million as of June 30, 2009 which included $205 million in funded backlog. During the second quarter of 2010, approximately 86% of revenue was from prime contracts. Time-and-materials contracts accounted for 55% of revenue; cost-plus contracts accounted for 15% of revenue; and fixed-price contracts accounted for 30% of revenue for the second quarter of 2010. Our customer mix for the second quarter of 2010 reflects approximately 90% of revenue from the Department of Defense and Intelligence customers, and 2 approximately 10% of revenue from Federal Civilian agencies. Days sales outstanding in accounts receivable, or DSO, for the quarter was 64 days, or a 10-day improvement from the previous quarter.

Outlook

The table below summarizes the guidance ranges for the third quarter of 2010 and full year. This outlook does not reflect the impact of any future acquisitions.

	2nd Quarter 2010	Full Year 2010

Revenue	$165 million – $175 million	$560 million	– $580 million

Diluted Earnings Per Share	$0.41– $0.44	$1.64	– $1.72

Conference Call Information

The NCI, Inc. executive management will hold a conference call today at 5 p.m. EST, to discuss our second quarter 2010 results and answer questions. Interested parties may access the call by dialing (877) 704-5380 (domestic) or (913) 312-1294 (international). The confirmation code for the live call is 4780018. The conference call will be webcast (listen only) simultaneously via the Internet at www.nciinc.com.

A replay of the call will be available beginning at 8 p.m. ET today and will remain available for a two-week period. To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international). The confirmation code for the replay is 4780018. A replay webcast will also be available on the NCI, Inc. website shortly after the conclusion of the call.

About NCI, Inc.:

NCI is a leading provider of information technology (IT), engineering, logistics, and professional services and solutions to U.S. Federal Government agencies. We have ISO 9001:2008 and other industry-leading and globally recognized certifications. NCI’s award-winning expertise encompasses areas critical to its customers’ mission objectives, including enterprise systems management; network engineering; cybersecurity and information assurance; software development and systems engineering; program management, acquisition, and lifecycle support; engineering and logistics; health IT/medical transformation; and training and simulation. The company is a member of the Russell 2000 and S&P Small Cap 600 indexes. Headquartered in Reston, Virginia, NCI has approximately 2,800 employees and more than 100 locations worldwide.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with Federal Government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; continued funding of U.S. Government, based on a change in spending priorities, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; risk of contract performance or termination; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; adverse results of Federal Government audits of our government contracts; Government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; competitive factors such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); failure to successfully identify and integrate future acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions or to effectively integrate acquisitions appropriate to the achievement of our strategic plans; adverse results of U.S. Government audits of our Government contracts; economic conditions in the United States, including conditions that result from terrorist activities or war; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) government contracts containing organizational conflict of interest (OCI) clauses, (iv) delays related to agency specific funding freezes, (v) competition for task orders under Government Wide Acquisition Contracts (GWACs), agency-specific IDIQ contracts and/or schedule contracts with the General Services Administration; and (vi) the Government’s “insourcing” of previously contracted support services and the realignment of funds to other non-defense related programs; impact of the current credit market conditions and our ability to replace our current credit facility on or before it expires on March 14, 2010 with rates currently assumed to be greater than the current rate structure; and (vi) our own ability to achieve the objectives of near-term or long-range business plans, including internal systems failures. These and other risk factors are more fully discussed in the section titled “Risks Factors” in NCI's Form 10-K filed with the Securities and Exchange Commission (SEC), and from time to time, in other filings with the SEC, such as our Forms 8-K and Forms 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

NCI, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(amounts in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Revenue	$126,558	$108,519	$241,550	$213,536

Operating costs and expenses:
Cost of revenue	110,927	93,976	210,318	185,300
General and administrative expense	5,369	4,894	10,985	9,655
Depreciation and amortization	596	543	1,171	1,041
Amortization of intangible assets	597	448	1,195	896

Total operating costs and expenses	117,489	99,861	223,669	196,892

Operating income	9,069	8,658	17,881	16,644
Interest income	15	10	33	30
Interest expense	(164)	(161)	(325)	(374)

Income before income taxes	8,920	8,507	17,589	16,300
Income tax expense	3,524	3,387	6,727	6,505

Net income	$5,396	$5,120	$10,862	$9,795

Earnings per common and common
equivalent share:
Basic:
Weighted average shares outstanding	13,628	13,438	13,598	13,424

Net income per share	$0.40	$0.38	$0.80	$0.73

Diluted:

Weighted average shares and
equivalent shares outstanding	13,886	13,755	13,882	13,748

Net income per share	$0.39	$0.37	$0.78	$0.71

NCI, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)

	As of	As of
	June 30,	December 31,
	2010	2009

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$727	$1,193
Accounts receivable, net	89,041	110,027
Deferred tax assets	6,657	4,525
Prepaid expenses and other current assets	3,670	1,677

Total current assets	100,095	117,422

Property and equipment, net	11,109	8,253
Other assets	825	827
Intangible assets, net	7,374	8,569
Goodwill	106,580	106,580

Total assets	$225,983	$241,651

Liabilities and stockholders’ equity
Current liabilities:
Current portion of debt	$24,000	$—
Accounts payable	30,412	42,333
Accrued salaries and benefits	18,021	21,012
Other accrued expenses/liabilities	3,894	4,222
Deferred revenue	2,659	1,782

Total current liabilities	78,986	69,349

Long-term debt	—	42,000
Other liabilities	—	23
Deferred rent	1,623	1,914
Deferred tax liabilities, net	6,760	4,138

Total liabilities	87,369	117,424

Stockholders’ equity:
Class A common stock, $0.019 par value—37,500,000 shares authorized;
8,439,242 shares issued and outstanding as of June 30, 2010 and 8,288,454
shares issued and outstanding as of December 31, 2009	160	158
Class B common stock, $0.019 par value—12,500,000 shares authorized;
5,200,000 shares issued and outstanding as of June 30, 2010 and
December 31, 2009	99	99
Additional paid-in capital	66,467	62,943
Retained earnings	71,888	61,027

Total stockholders’ equity	138,614	124,227

Total liabilities and stockholders’ equity	$225,983	$241,651

NCI, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(amounts in thousands)

	Six months ended June 30,

	2010	2009

Cash flows from operating activities
Net income	$10,862	$9,795
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	2,366	1,937
Non-cash stock compensation expense	919	609
Deferred income taxes	490	410
Changes in operating assets and liabilities:
Accounts receivable, net	20,986	11,773
Prepaid expenses and other assets	(1,991)	(1,679)
Accounts payable	(11,921)	(7,115)
Accrued expenses/other current liabilities	(2,459)	97
Deferred rent	(261)	(282)

Net cash provided by operating activities	18,991	15,545

Cash flows from investing activities
Purchase of property and equipment	(4,027)	(2,225)

Net cash used in investing activities	(4,027)	(2,225)

Cash flows from financing activities
Proceeds from exercise of stock options	2,441	765
Excess tax deduction from exercise of stock options	166	178
Repayment of line of credit, net	(18,000)	(14,000)
Principal payments under capital lease obligations	(37)	(63)

Net cash used in by financing activities	(15,430)	(13,120)

Net change in cash and cash equivalents	(466)	200
Cash and cash equivalents, beginning of period	1,193	1,267

Cash and cash equivalents, end of period	$727	$1,467

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$325	$374

Income taxes	$8,226	$8,274

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